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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 5 to Registration Statement No. 333-72184 of CBOT Holdings, Inc. on Form S-4, of our report dated February 19, 2002 (October 10, 2002 as to Note 14 and January 22, 2003 as to Note 12), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", relating to the consolidated financial statements of the Board of Trade of the City of Chicago, Inc. and Subsidiaries as of December 31, 2001, appearing in the Proxy Statement and Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Chicago, Illinois
January 23, 2003